Exhibit 99.1

News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com

Ball Reports 2015 Results

Highlights
  Full-year comparable earnings per diluted share were $3.48 vs. $3.88 in 2014; fourth quarter comparable earnings per diluted share were 80 cents vs. 84 cents in 2014
  Full-year and fourth quarter comparable earnings per diluted share were unfavorably impacted by 49 cents and 4 cents, respectively, related to foreign currency effects, project start-up costs and other one-time costs
  Multiple growth capital projects completed in 2015 and early 2016 will benefit future performance
  Solid global metal beverage and aerosol volumes in 2015
  Proposed offer for Rexam PLC regulatory approvals expected to be obtained
  2015 free cash flow of $558 million; after capital expenditures of $528 million and excluding Rexam transaction cash costs

BROOMFIELD, Colo., Jan. 28, 2016 – Ball Corporation (NYSE: BLL) today reported full-year 2015 net earnings attributable to the corporation of $280.9 million (including net after-tax expense of $209.2 million, or $1.49 per diluted share for business consolidation costs, including economic hedging losses, in addition to debt refinancing and other costs), or $1.99 per diluted share, on sales of $8.0 billion, compared to $470.0 million, or $3.30 per diluted share, on sales of $8.6 billion in 2014. Ball's full-year 2015 results were comparable net earnings of $490.1 million, or $3.48 per diluted share, compared to $552.8 million, or $3.88 per diluted share, in 2014.
"2015 was an incredibly busy year for Ball and our people due to the proposed offer for Rexam and bringing multiple growth capital projects on line. Our global beverage can business performed very well and our aerospace business also continued its solid program execution," said John A. Hayes, chairman, president and chief executive officer. "We continue to generate significant free cash flow while navigating the numerous parallel work streams to complete our proposed offer for Rexam, which we expect to close in the first half of 2016."
Fourth quarter 2015 net earnings attributable to Ball Corporation were $55.3 million, or 39 cents per diluted share, on sales of $1.8 billion, compared to $76.0 million, or 54 cents per diluted share, on sales of $2.0 billion, in the fourth quarter of 2014. Ball's fourth quarter 2015 results were comparable net earnings of $113.0 million, or 80 cents per diluted share, compared to $118.0 million, or 84 cents per diluted share in the fourth quarter of 2014.

Details of comparable segment earnings, business consolidation activities, historical segment reporting, and Rexam transaction-related hedging and other costs for the full year and the fourth quarter can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.

Metal Beverage Packaging, Americas & Asia
Metal beverage packaging, Americas and Asia, comparable segment operating earnings for 2015 were $510.9 million on sales of $4.2 billion, compared to $534.8 million on sales of $4.2 billion in 2014. For the fourth quarter 2015, comparable segment operating earnings were $127.5 million on sales of $1.0 billion, compared to $134.0 million on sales of $1.0 billion during the same period in 2014.
Comparable segment results for the full year were down versus 2014 largely due to continued price erosion in China. In North America and Brazil, fourth quarter volumes improved due to continued growth in specialty containers. During the fourth quarter, project start-up costs and the impact of excess industry capacity in China led to weaker year-over-year results. Early in the first quarter of 2016, the company began production on its new beverage can and end lines in Monterrey, Mexico, with a second beverage can line scheduled to start up in mid-2016.

Metal Beverage Packaging, Europe
Metal beverage packaging, Europe, comparable segment operating earnings in 2015 were $192.3 million on sales of $1.7 billion, compared to $222.9 million on sales of $1.9 billion in 2014. For the fourth quarter 2015, comparable segment operating earnings were $42.7 million on sales of $342.4 million, compared to $29.9 million on sales of $398.5 million in the fourth quarter of 2014.
On a constant currency basis, full-year operating earnings were up despite being unfavorably affected by project start-up costs and higher year-over-year aluminum premiums. Comparable segment earnings were higher in the fourth quarter due to lower year-over-year aluminum premiums and improved plant utilization.

Metal Food & Household Products Packaging
Metal food and household products packaging comparable segment operating earnings for 2015 were $107.7 million on sales of $1.3 billion, compared to $154.2 million on sales of $1.5 billion in 2014. For the fourth quarter of 2015, comparable segment operating earnings were $18.2 million on sales of $284.3 million, compared to $35.1 million on sales of $345.0 million in the same period of 2014.
Full-year 2015 results were lower due to the previously announced customer shift in North American steel food cans and manufacturing inefficiencies in the U.S., partially offset by continued strong performance in global aerosol packaging. Excluding the customer shift, volumes were relatively flat year-over-year.  During the fourth quarter, the company completed investments in Europe and India to meet the continued strong global demand for metal aerosol containers.

Aerospace and Technologies
Aerospace and technologies comparable segment operating earnings were $81.8 million on sales of $810.1 million in 2015, compared to $93.6 million on sales of $934.8 million in 2014. For the fourth quarter 2015, comparable segment operating earnings were $20.9 million on sales of $161.7 million, compared to $23.5 million on sales of $251.3 million in the fourth quarter of 2014. Contracted backlog at the close of the year was $617 million.
2015 segment earnings reflected the greater number of program completions that occurred in 2014. Effective cost management continues across the segment and we were awarded multiple programs in late 2015, which will be included in future contracted backlog and further positions the company for stronger performance in the future. The company continues to pursue opportunities to further leverage its aerospace technical expertise across a broader customer portfolio.

Outlook
"Even after spending $528 million of capital, we achieved free cash flow of $558 million in 2015, excluding cash costs for the Rexam transaction," said Scott C. Morrison, senior vice president and chief financial officer.
"Our 2015 and fourth quarter results were largely consistent with our expectations given anticipated currency translation and start-up cost headwinds. We continue to make progress on our proposed offer for Rexam and look forward to reaping the benefits of growth capital deployed in 2015 through improved performance, as well as the higher EVA dollar generation that these important investments will provide," Hayes said.

About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 15,000 people worldwide and reported 2015 sales of $8.0 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details
Ball Corporation will announce its fourth quarter 2015 earnings on Thursday, Jan. 28, 2016, before trading begins on the New York Stock Exchange. At 9 a.m. Mountain time on that day (11 a.m. Eastern), Ball will hold its regular quarterly conference call on the company's results and performance. The North American toll-free number for the call is 877-256-6029. International callers should dial 303-223-2683. Please use the following URL for a webcast of the live call:

http://edge.media-server.com/m/p/ve6rk3m7/lan/en

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on Jan. 28, 2016, until 11 a.m. Mountain time on Feb. 4, 2016. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21795349. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates" and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost  reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process;

technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including, with respect to the proposed Rexam PLC acquisition, the effect of the announcement of the acquisition on our business relationships, operating results and business generally; the occurrence of any event or other circumstances that could give rise to the termination of our definitive agreement with Rexam PLC in respect of the acquisition; the outcome of any legal proceedings that may be instituted against us related to the definitive agreement with Rexam PLC; and the failure to satisfy conditions to completion of the acquisition of Rexam PLC, including the receipt of all required regulatory approvals.

# # #

Condensed Financial Statements (Fourth Quarter 2015)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2015	2014	2015	2014

Net sales	$1,804.6	$2,032.4	$7,997.0	$8,570.0

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,434.0)	(1,636.9)	(6,460.3)	(6,903.5)
Depreciation and amortization	(74.0)	(71.2)	(285.5)	(280.9)
Selling, general and administrative	(110.8)	(124.3)	(451.3)	(466.5)
Business consolidation and other activities	(56.4)	(62.7)	(194.7)	(80.5)
	(1,675.2)	(1,895.1)	(7,391.8)	(7,731.4)

Earnings before interest and taxes	129.4	137.3	605.2	838.6

Interest expense	(36.2)	(39.0)	(143.2)	(159.9)
Debt refinancing and other costs	(30.6)	–	(116.5)	(33.1)
Total interest expense	(66.8)	(39.0)	(259.7)	(193.0)
Earnings before taxes	62.6	98.3	345.5	645.6
Tax (provision) benefit	0.9	(10.3)	(47.0)	(149.9)
Equity in results of affiliates, net of tax	1.0	0.4	4.4	2.3

Net earnings	64.5	88.4	302.9	498.0

Less net earnings attributable to noncontrolling interests	(9.2)	(12.4)	(22.0)	(28.0)

Net earnings attributable to Ball Corporation	$55.3	$76.0	$280.9	$470.0

Earnings per share:
Basic	$0.40	$0.56	$2.05	$3.39
Diluted	$0.39	$0.54	$1.99	$3.30

Weighted average shares outstanding (000s):
Basic	136,976	136,653	137,300	138,508
Diluted	140,525	140,746	140,984	142,430

Condensed Financial Statements (Fourth Quarter 2015)

Unaudited Condensed Consolidated Statements of Cash Flows

	Year Ended
($ in millions)	December 31,
	2015	2014
Cash Flows from Operating Activities:
Net earnings	$302.9	$498.0
Depreciation and amortization	285.5	280.9
Business consolidation and other activities	194.7	80.5
Deferred tax provision (benefit)	(61.8)	11.9
Other, net	145.2	(26.7)
Changes in working capital	140.2	167.9
Cash provided by (used in) operating activities	1,006.7	1,012.5

Cash Flows from Investing Activities:
Capital expenditures	(527.9)	(390.8)
Business acquisitions	(29.1)	–
(Increase) decrease in restricted cash	(2,182.7)	–
Other, net	19.0	(0.6)
Cash provided by (used in) investing activities	(2,720.7)	(391.4)

Cash Flows from Financing Activities:
Changes in borrowings, net	2,001.2	(417.7)
Net issuances (purchases) of common stock	(99.5)	(360.1)
Dividends	(71.8)	(72.7)
Other, net	(92.8)	5.2
Cash provided by (used in) financing activities	1,737.1	(845.3)

Effect of currency exchange rate changes on cash	9.5	(0.4)
Change in cash	32.6	(224.6)
Cash–beginning of period	191.4	416.0
Cash–end of period	$224.0	$191.4

Condensed Financial Statements (Fourth Quarter 2015)

Unaudited Condensed Consolidated Balance Sheets

	December 31,
($ in millions)	2015	2014

Assets
Current assets
Cash and cash equivalents	$224.0	$191.4
Receivables, net	885.4	957.1
Inventories, net	898.4	1,016.7
Deferred taxes and other current assets	176.2	148.3
Total current assets	2,184.0	2,313.5
Property, plant and equipment, net	2,685.9	2,430.7
Goodwill	2,176.5	2,254.5
Restricted cash	2,154.4	–
Other assets, net	576.2	572.3

Total assets	$9,777.0	$7,571.0

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$77.3	$175.1
Payables and other accrued liabilities	2,064.3	1,831.7
Total current liabilities	2,141.6	2,006.8
Long-term debt	5,054.2	2,993.8
Other long-term liabilities	1,319.9	1,330.8
Shareholders' equity	1,261.3	1,239.6

Total liabilities and shareholders' equity	$9,777.0	$7,571.0

Notes to the Condensed Financial Statements (Fourth Quarter 2015)

1. Business Segment Information

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2015	2014	2015	2014

Net sales–
Metal beverage packaging, Americas & Asia	$1,018.4	$1,039.5	$4,245.3	$4,246.8
Metal beverage packaging, Europe	342.4	398.5	1,652.7	1,896.3
Metal food & household products packaging	284.3	345.0	1,296.6	1,504.4
Aerospace & technologies	161.7	251.3	810.1	934.8
Corporate and intercompany eliminations	(2.2)	(1.9)	(7.7)	(12.3)
Net sales	$1,804.6	$2,032.4	$7,997.0	$8,570.0

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$127.5	$134.0	$510.9	$534.8
Business consolidation and other activities	(0.3)	(9.2)	(24.1)	(7.5)
Total metal beverage packaging, Americas & Asia	127.2	124.8	486.8	527.3

Metal beverage packaging, Europe	42.7	29.9	192.3	222.9
Business consolidation and other activities	(1.2)	(2.1)	(9.8)	(8.7)
Total metal beverage packaging, Europe	41.5	27.8	182.5	214.2

Metal food & household products packaging	18.2	35.1	107.7	154.2
Business consolidation and other activities	0.5	(30.3)	(0.5)	(41.9)
Total metal food & household products packaging	18.7	4.8	107.2	112.3

Aerospace & technologies	20.9	23.5	81.8	93.6
Business consolidation and other activities	–	(13.9)	0.7	(13.9)
Total aerospace & technologies	20.9	9.6	82.5	79.7

Segment earnings before interest and taxes	208.3	167.0	859.0	933.5

Undistributed corporate expenses and intercompany eliminations, net	(23.5)	(22.5)	(92.8)	(86.4)
Business consolidation and other activities	(55.4)	(7.2)	(161.0)	(8.5)
Total undistributed corporate expenses and intercompany eliminations, net	(78.9)	(29.7)	(253.8)	(94.9)

Earnings before interest and taxes	$129.4	$137.3	$605.2	$838.6

Notes to the Condensed Financial Statements (Fourth Quarter 2015)

2. Business Consolidation Activities and Other Noncomparable Items

	Announcement	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	Date	2015	2014	2015	2014
Business Consolidation Activities:
Metal beverage packaging, Americas & Asia
Bristol facility closure costs (1)	Jul. 2015	$1.4	$–	$(18.8)	$–
Pension benefit noncash settlement	Sep. 2014	–	(13.9)	–	(13.9)
Asia business reorganizational activities (2)	Sep. 2014	(0.3)	(0.7)	(3.5)	(1.0)
Monticello fire damage	May 2014	–	5.5	2.0	3.5
Shenzhen compensation	Jul. 2013	–	–	–	5.0
Individually insignificant items		(1.4)	(0.1)	(3.8)	(1.1)
Total metal beverage packaging, Americas & Asia		(0.3)	(9.2)	(24.1)	(7.5)

Metal beverage packaging, Europe
Asset impairment (3)	Jun. 2015	–	–	(4.7)	–
Lublin capitalized cost write-off	Sep. 2014	–	–	–	(3.4)
Individually insignificant items		(1.2)	(2.1)	(5.1)	(5.3)
Total metal beverage packaging, Europe		(1.2)	(2.1)	(9.8)	(8.7)

Metal food & household products packaging
Long-term note write-off	Dec. 2014	–	(16.5)	(0.7)	(16.5)
Pension benefit noncash settlement	Sep. 2014	–	(10.3)	–	(10.3)
Elgin facility closure costs	Feb. 2013	–	(0.1)	–	(5.1)
Danville facility closure costs	Nov. 2013	(0.4)	(0.1)	(0.5)	(3.9)
Individually insignificant items		0.9	(3.3)	0.7	(6.1)
Total metal food & household products packaging		0.5	(30.3)	(0.5)	(41.9)

Aerospace & technologies
Pension benefit noncash settlement	Sep. 2014	–	(13.9)	–	(13.9)
Individually insignificant items		–	–	0.7	–
Total aerospace & technologies		–	(13.9)	0.7	(13.9)

Corporate
Currency exchange loss for restricted cash and 2020, 2023 euro senior notes (4)	Dec. 2015	(14.2)	–	(14.2)	–
Cross-currency swaps (6)	Dec. 2015	(7.4)	–	(7.4)	–
Economic hedges–currency exchange rate risk (5)	Feb. 2015	(4.7)	–	(41.0)	–
Transaction costs (5)	Feb. 2015	(29.1)	–	(97.9)	–
Pension benefit noncash settlement	Sep. 2014	–	(7.2)	–	(7.2)
Individually insignificant items		–	–	(0.5)	(1.3)
Total corporate		(55.4)	(7.2)	(161.0)	(8.5)

Total business consolidation and other activities, pretax		(56.4)	(62.7)	(194.7)	(80.5)

Tax effect on business consolidation and other activities		20.0	22.6	68.5	26.2
Tax effect related to relocation of the company's European headquarters	Mar. 2012	(1.7)	(1.9)	(6.7)	(7.9)
Total tax effect		18.3	20.7	61.8	18.3
Total business consolidation and other activities, net of tax		$(38.1)	$(42.0)	$(132.9)	$(62.2)

Debt Refinancing and Other Costs:
Partial extinguishment of committed bridge facility (10)	Dec. 2015	$(10.7)	$–	$(10.7)	$–
Interest expense on 3.5% and 4.375% senior notes (11)	Dec. 2015	(4.6)	–	(4.6)	–
Partial extinguishment of revolving credit facility (8)	Jun. 2015	–	–	(5.0)	–
Redemption of 6.75% and 5.75% senior notes, due September 2020 and May 2021, respectively (7)	Feb. 2015	–	–	(55.8)	–
Refinance of senior credit facilities (7)	Feb. 2015	–	–	(1.7)	–
Unsecured, committed bridge facility (9)	Feb. 2015	(9.4)	–	(22.8)	–
Economic hedge–interest rate risk (5)	Feb. 2015	(5.9)	–	(15.9)	–
Redemption of 7.375% senior notes, due September 2019	Jan. 2014	–	–	–	(33.1)
Total debt refinancing and other costs		(30.6)	–	(116.5)	(33.1)
Tax effect		11.0	–	40.2	12.5
Total debt refinancing and other costs, net of tax		$(19.6)	$–	$(76.3)	$(20.6)

(1)	During the third quarter of 2015, the company announced the closure of the Bristol, Virginia plant, a metal beverage packaging end-making facility, which will cease production in the second quarter of 2016. The closure will realign end-making capacities in North America to position the company to meet customer demand. Initial charges in the third quarter were comprised primarily of severance, pension and other employee benefits, as well as other individually insignificant items.

(2)	During 2015, the company recorded charges related to business reorganization activities in the company's metal beverage packaging, Asia, operations.

(3)	During 2015, the company recorded charges for the write down of property held for sale to the property's fair value less costs to sell.

(4)	The company recorded net foreign currency exchange gains and losses from the revaluation of foreign currency denominated restricted cash held to pay a portion of the cash component of the proposed Rexam acquisition purchase price and the revaluation of the euro-denominated debt issuance in December 2015 (see note 11).

Notes to the Condensed Financial Statements (Fourth Quarter 2015)

2. Business Consolidation Activities and Other Noncomparable Items (continued)

(5)	During 2015, the company recorded charges for professional services and other costs associated with the proposed acquisition of Rexam announced in February 2015.

Also during 2015, the company entered into derivative financial instruments to reduce its currency exchange rate exposure associated with the British pound denominated cash portion of the announced, proposed acquisition price of Rexam and entered into derivative financial instruments to mitigate its exposure to interest rate changes associated with anticipated debt issuances to fund the cash portion of the announced, proposed acquisition of Rexam.

(6)	In connection with the December 2015 issuance of $1 billion of U.S. dollar senior notes due 2020, the company executed cross-currency swaps to convert this fixed rate U.S. dollar debt issuance to fixed rate euro debt for the life of the notes to more effectively match the future cash flows of our business. These contracts are not accounted for as hedges, and therefore, changes in the fair value of these contracts are recognized in earnings.

(7)	In February 2015, the company entered into a new $3 billion revolving credit facility to: 1) replace its existing revolving credit facility, 2) repay its Term C loan, 3) repay the outstanding balance on the existing revolving credit facility, 4) redeem the 2020 and 2021 senior notes and 5) repay the existing private placement debt of Rexam upon closing of the announced, proposed acquisition of Rexam.

In March 2015, the company completed the redemption of both its outstanding 2020 and 2021 senior notes and recorded charges for the associated call premiums and the write-offs of unamortized financing costs and premiums.

During the first quarter of 2015, the company recorded charges for the write-off of unamortized deferred financing costs associated with the refinancing of the existing senior credit facility.

(8)	In June 2015, Ball issued $1 billion of 5.25 percent senior notes due in June 2025. The company used the net proceeds of the offering and other available cash to repay borrowings under its revolving credit facility and reduce the borrowing capacity under the revolving credit facility from $3 billion to $2.25 billion. As a result, the company recorded charges for the partial extinguishment related to the revolving credit facility during the second quarter of 2015.

(9)	During 2015, the company recorded charges for the amortization of deferred financing costs associated with the unsecured, committed bridge loan agreement, entered into in February 2015, in connection with the announced, proposed acquisition of Rexam.

(10)	In December 2015, the company reduced the bridge loan agreement capacity from £3.3 billion to £1.9 billion, which resulted in the write-off of unamortized deferred financing costs for the partial extinguishment of the bridge loan agreement.

(11)	In December 2015, the company recorded interest expense for the issuance of $1 billion of 4.375 percent senior notes, €400 million of 3.5 percent senior notes, all due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023. Ball intends to use the net proceeds to fund a portion of the cash component of the purchase price in connection with the announced, proposed acquisition of Rexam.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2015	2014	2015	2014

Net earnings attributable to Ball Corporation, as reported	$55.3	$76.0	$280.9	$470.0
Business consolidation and other activities, net of tax	38.1	42.0	132.9	62.2
Debt refinancing and other costs, net of tax	19.6	–	76.3	20.6
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$113.0	$118.0	$490.1	$552.8
Per diluted share before above transactions	$0.80	$0.84	$3.48	$3.88

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2015	2014	2015	2014

Earnings before interest and taxes, as reported	$129.4	$137.3	$605.2	$838.6
Business consolidation and other activities	56.4	62.7	194.7	80.5
EBIT before above transactions (Comparable EBIT)	$185.8	$200.0	$799.9	$919.1

Non-U.S. GAAP Measures–Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in this earnings release and quarterly and annual regulatory filings.